                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE                              Contact: Jeff Cartwright
                                                   Director, Investor Relations
                                                   Phone: (858) 509-9899
                                                   jcartwright@solaintl.com

         SOLA INTERNATIONAL ANNOUNCES FISCAL 2005 SECOND QUARTER RESULTS

                    Net sales increase 4.8% versus last year

              Reported net income increases 37.3% versus last year

         Adjusted net income $11.5 million versus $7.5 million last year

     Operating cash flow $5.0 million versus negative $4.4 million last year

SAN DIEGO, CA November 3, 2004 - SOLA International Inc. (NYSE: SOL) today announced the following fiscal year 2005 second quarter results.

         - Net sales of $166.2 million compared to $158.7 million in the prior year period, an increase of 4.8%.

         - Reported net income of $9.2 million compared to $6.7 million in the prior year period.

         - Adjusted net income of $11.5 million compared to $7.5 million in the prior year period.

         - Cash flow from operations of $5.0 million compared to negative $4.4 million in the prior year period.

MANAGEMENT COMMENTARY

Commenting on the fiscal 2005 second quarter, Chief Executive Officer Jeremy Bishop said, "Our financial results are increasingly dependant on the performance of our growing prescription laboratory network where revenue, excluding the impact of currency, increased over 11% compared to the prior year quarter. Sales growth from our laboratories excluding the benefit of acquisitions was above 7%, which reconfirms the attractiveness of expanding our laboratory network. To this end, I hope to complete the acquisition of additional laboratories this fiscal year, with combined annual revenues between $30 million and $60 million. These transactions are expected to be accretive to earnings in the first full year after acquisition and are expected to cost between $25 million and $50 million. Further, our strong cash flows support my expectation that this acquisition program can continue in future years."

"Also, our historical strength in supplying chain retailers around the world was maintained, as sales, excluding the impact of currency, increased approximately 10% compared to the prior year period before considering the impact of the previously announced reduced demand from Wal-Mart; including the lower sales to Wal-Mart, sales to chain retail increased 4%."

Net sales, excluding the impact of currency, increased 0.4% in the quarter with North America decreasing 2.3%, Europe increasing 1.7% and Rest of World increasing 3.8%.

Stated Mr. Bishop, "Europe's growth occurred despite a significant slowdown in demand from the German market that resulted from the German government's elimination of certain subsidies on eyeglass purchases effective January 1, 2004. Excluding Germany, sales growth in Europe was 5.4%. In North America, results were impacted by the reduced demand from Wal-Mart, and this will continue to affect results for at least the remainder of this fiscal year, while Rest of World continued to benefit from sales growth in Latin America and Asia Pacific."

Mr. Bishop continued by saying, "The quarter provided good sales growth from the Company's value-added product categories including:

         -        Progressive lenses, particularly SOLAOne and AO Easy.

         - High index lenses including polycarbonate and our recently launched 1.67 index progressive lens.

         - Photochromic lenses which are steadily gaining increased acceptance among consumers.

         - Advanced lens coatings and in particular Teflon(R) EasyCare lenses.

Collectively, sales of recently launched new products including SOLAOne, AO Easy and Teflon EasyCare lenses are expanding at a faster rate than the sales we are losing on older designs and coatings."

SECOND QUARTER RESULTS

Net income under generally accepted accounting principles was $9.2 million in the fiscal 2005 second quarter compared to net income of $6.7 million in the prior year quarter. Restructuring costs of $2.6 million in the quarter include expenses related to a work force reduction of 12 employees in Ireland and 40 employees in Belgium and the impairment of certain assets. Adjusted net income, which excludes restructuring costs this year and the unrealized currency translation loss on Euro-denominated bonds last year, was $11.5 million, or $0.35 earnings per share, compared with $7.5 million, or $0.30 earnings per share, in the prior year period.

Gross margins were virtually unchanged in the fiscal 2005 second quarter at 39.3% compared to 39.5% in the year ago quarter. A planned reduction in manufacturing output, reflecting lost demand from Wal-Mart and a seasonal slowdown in Europe, temporarily increased production costs.

Operating expense on a reported basis was $47.0 million compared to $42.0 million in the year ago period. Excluding restructuring costs of $2.6 million, adjusted operating expense in the fiscal 2005 second quarter was $44.4 million. The increase of $2.4 million from the prior year quarter primarily relates to costs associated with the implementation of internal controls related to compliance with Section 404 of the Sarbanes-Oxley Act, the increased labor costs associated with the acquisition of Great Lakes Coating Laboratory in February 2004 and the impact of a weaker U.S. Dollar when translating overseas expenses.

Operating income on a reported basis was $18.3 million compared to $20.6 million in the year ago period. Adjusted operating income, excluding restructuring costs of $2.6 million, was $20.9 million in the fiscal 2005 second quarter.

Adjusted EBITDA, excluding restructuring costs, was $29.1 million, or 17.5% of net sales, compared to $26.5 million, or 16.7% of net sales, in the year ago period.

Net interest expense in the fiscal 2005 second quarter was $3.9 million compared to $8.8 million in the comparable year ago period. The reduction in interest expense reflects the benefits of the Company's refinancing, which was completed in the fiscal 2004 third quarter.

The effective tax rate, on an adjusted basis, in the fiscal 2005 second quarter was 35.0% compared to 29.0% in the prior year period. The increase in the year-over-year tax rate is largely due to the refinancing, which resulted in increased profitability in higher tax rate jurisdictions.

BALANCE SHEET AND CASH FLOW

Ron Dutt, Executive Vice President and Chief Financial Officer of SOLA commented, "I am encouraged by our continued improvement in working capital performance as compared to last year. Inventory at September 30, 2004 compared to June 30, 2004 decreased $1.1 million on a reported basis and $2.2 million on a constant currency basis. Finished goods inventory turnover was 5.4 times in the quarter, which compares to 5.2 times in the first quarter of fiscal 2005 and
4.4 times in the prior year quarter.

Receivables at September 30, 2004 compared to June 30, 2004, increased $4.6 million on a reported basis and $2.4 million on a constant currency basis. Days sales outstanding ("DSO") was 71.7 this quarter, which compares to 67.0 in the prior year quarter. The increased DSO principally reflects the increased revenues from Rest of World, where longer credit terms exist."

Total debt at September 30, 2004 was $282.7 million, or 40.6% of capital, compared to $285.2 million, or 41.7% of capital, at June 30, 2004 and $338.9 million, or 54.2% of capital at September 30, 2003. During the second quarter fiscal 2005, the Company repaid $2.2 million on its existing credit facility which, at September 30, 2004 had an outstanding balance of $170.6 million.

Cash flow from operations in the quarter was $5.0 million, compared to negative $4.4 million in the prior year period, and was used to fund capital expenditures (including molds) of $3.5 million and to repay $2.8 million of debt.

Cash and cash equivalents at September 30, 2004 was $122.3 million compared to $122.7 million at June 30, 2004 and $59.8 million in the prior year quarter. Net debt at September 30, 2004 was $160.4 million compared to $162.5 million at June 30, 2004 and $279.1 million at September 30, 2003.

SIX MONTH RESULTS

Net sales for the six months ended September 30, 2004 were $331.4 million compared to $312.6 million for the six months ended September 30, 2003, an increase of 6.0%. On a constant currency basis, sales increased 2.0% for the first six months of fiscal 2005 compared to the prior year period. For the six months ended September 30, 2004, sales on a constant currency basis in North America decreased 1.0%, Europe increased 3.0% and Rest of World increased 6.6% compared to the six months ended September 30, 2003.

Operating income on a reported basis was $36.7 million for the six months ended September 30, 2004 compared to $40.5 million in the year ago period. Adjusted operating income, excluding restructuring costs of $3.6 million, was $40.3 million in the first six months of fiscal 2005.

Adjusted EBITDA, excluding restructuring costs, was $55.0 million in the six months ended September 30, 2004 compared to $54.1 million in the year ago period.

Net income on a reported basis was $18.6 million for the six months ended September 30, 2004 compared to net income of $7.2 million in the prior year period. Restructuring costs of $3.6 million year-to-date include expenses related to work force reductions of 29 employees in Singapore, 12 employees in Ireland and 40 employees in Belgium and the impairment of certain assets. Adjusted net income, which excludes restructuring costs and loss on debt extinguishment this year and the unrealized currency translation loss on Euro-denominated bonds last year, was $22.0 million, or $0.68 earnings per share, for the six months ended September 30, 2004 compared with $15.0 million, or $0.59 earnings per share, in the prior year period.

FISCAL 2005 OUTLOOK

Jeremy Bishop, commenting on the Company's fiscal 2005 outlook, said, "As I highlighted in our last earnings release, in fiscal 2005 we expect to increase adjusted net income by over 30% from prior year levels and reach between $48 million and $50 million. Cash flow from operations should grow similarly and is expected to exceed $65 million. The improvement in our financial results will be underpinned by continued growth in our key product categories and our prescription laboratory business along with reduced interest expense."

"Sales growth in North America will continue to benefit from last year's product launches including SOLAOne and AO Easy, increased distribution of Teflon EasyCare lenses and anticipated sales growth from our prescription laboratory network. Despite these encouraging trends, the reduction in demand from North American chain retail will limit our growth over the coming quarters. In Europe, we expect growth to continue in most major markets, with the exception of Germany where we will be closely monitoring the business environment and the need to possibly re-align production at our French glass production facility whose output is largely consumed by the German optical market."

"Following normal seasonality, I expect our third quarter sales and net income to be lower than that recorded in the first two quarters. Specifically, my expectation is that net income will be approximately $10 million in the third quarter and will rise in the fourth quarter to approximately $17million, reflecting the increased revenues that we normally achieve in that period."

FISCAL 2006

Mr. Bishop concluded by stating, "I anticipate that revenue, income and cash flow growth will accelerate in fiscal 2006. Providing our acquisition initiatives are realized and current expenditure on Sarbanes-Oxley compliance can be reduced, I expect to increase the distribution of our key value-added products, expand manufacturing output, improve the utilization of our fixed cost base and gain operating leverage. As a result, I anticipate percentage revenue growth in the upper single digit to low double digits and income growth at a higher rate."

USE OF NON-GAAP MEASURES

This press release discloses certain financial measures that are considered non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). While these financial measures are not determined in accordance with GAAP and should not be viewed as an alternative to GAAP measures, we believe that they provide useful information to both management and investors. These measures may exclude the translation effect of foreign currency and certain expenses and gains and losses that may not be indicative of our core operating results. We believe these financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, we have historically reported similar financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

This press release includes a presentation of earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for the translation effect of foreign currency, special charges and costs associated with SOLA's recapitalization. Interest, taxes, depreciation and amortization can differ significantly among companies, partially due to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. We believe that excluding these items provides insight into the underlying results of operations by excluding the effects of significant, discrete items and provides comparability among SOLA and other companies. In addition, EBITDA is often viewed as a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.

This press release also includes non-GAAP presentations of sales, operating expenses, operating income, operating margins, net income, inventory, accounts receivable, net debt and cash taxes paid, adjusted for the translation effect of foreign currency, special charges, utilization of deferred tax assets and costs associated with SOLA's recapitalization. As is the case with EBITDA, we believe that excluding these items provides management and investors with information based on SOLA's underlying results of operations and facilitates comparisons among SOLA and other companies.

CONFERENCE CALL

The Company will host a conference call November 4, 2004 at 9:00 a.m. Eastern Standard Time (6:00 a.m. Pacific Standard Time). The phone number to participate in the call is 800-732-9437 for domestic callers (international callers use 415-537-1918) and the access code is 21213224. In addition, investors and interested parties may listen to the call via webcast at www.sola.com or www.companyboardroom.com. A replay of the call will be available starting at 11:00 a.m. Eastern Standard Time, November 4, 2004 through 11:00 a.m. Eastern Standard Time, November 11, 2004. The replay number for domestic callers is 800-633-8284 (international callers use 402-977-9140) and the access code is 21213224.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's filings with the Securities and Exchange Commission. The words "believe", "expect", "will", "anticipate", "estimate", "plan", "expectation", "hope", "intention", "intend", "guidance" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.

                                                              SOLA International Inc.
                                                             Statements of Operations
                                                  (Amounts in thousands, except per share data)
                                                                   (Unaudiated)

                                                         SECOND QUARTER    SECOND QUARTER
                                                             FY 2005            FY 2004
                                                         --------------    --------------
NET SALES                                                $      166,241    $      158,663
Cost of sales                                                   100,941            95,989
                                                         --------------    --------------
    Gross profit                                                 65,300            62,674
                                                         --------------    --------------

Research and development expenses                                 1,945             2,419
Selling and marketing expenses                                   27,647            28,347
General and administrative expenses (a)                          17,411            11,269
                                                         --------------    --------------
    Operating expenses                                           47,003            42,035
                                                         --------------    --------------

           Operating income                                      18,297            20,639

Interest income                                                     462               345
Interest expense                                                 (4,363)           (9,165)
Foreign currency gain/(loss)                                        846            (2,184)
                                                         --------------    --------------
           Income before provision for income taxes
           and minority interest                                 15,242             9,635
Provision for income taxes                                       (5,901)           (2,795)
Minority interest                                                  (100)             (157)
                                                         --------------    --------------
Net Income                                               $        9,241    $        6,683
                                                         ==============    ==============


Net income per share - basic                             $         0.29    $         0.27
                                                         ==============    ==============

Weighted average common shares outstanding                       32,201            24,905
                                                         ==============    ==============


Net income per share - diluted                           $         0.28    $         0.26
                                                         ==============    ==============

Weighted average common and
    dilutive securities outstanding                              32,524            25,294
                                                         ==============    ==============


(a) General and administrative expenses for the second quarter 2005 included special charges of $2,604.

                                                            SOLA International Inc.
                                                     Unaudited Statements of Operations
                                               (Amounts in thousands, except per share data)

                                                         First Half        First Half
                                                            2005              2004
Net sales                                             $      331,397    $      312,642
Cost of sales                                                199,023           187,607
                                                      --------------    --------------
    Gross profit                                             132,374           125,035
                                                      --------------    --------------

Research and development expenses                              3,776             4,902
Selling and marketing expenses                                56,697            56,332
General and administrative expenses                           35,195            23,346
                                                      --------------    --------------
    Operating expenses                                        95,668            84,580
                                                      --------------    --------------

           Operating income                                   36,706            40,455

Interest income                                                  766               735
Interest expense                                              (8,558)          (18,389)
Loss on early extinguishment of debt                             (95)               --
Foreign currency gain/(loss)                                   1,548           (12,165)
                                                      --------------    --------------
           Income before provision for income taxes
           and minority interest                              30,367            10,636
Provision for income taxes                                   (11,547)           (3,085)
Minority interest                                               (175)             (350)
                                                      --------------    --------------
Net Income                                            $       18,645    $        7,201
                                                      ==============    ==============

Net income/(loss) per share - basic                   $         0.58    $         0.29
                                                      ==============    ==============

Weighted average common shares outstanding                    32,194            24,814
                                                      ==============    ==============

Net income per share - diluted                        $         0.57    $         0.29
                                                      ==============    ==============
Weighted average common and
    dilutive securities outstanding                           32,558            25,192
                                                      ==============    ==============

(a) General and administrative expenses for the first half FY 2005 included special charges of $3,622.

                                                                     SOLA International Inc.
                                                                     Condensed Balance Sheets
                                                                     (Amounts in thousands)
                                                                           (Unaudited)

                                                         September 30,      June 30,
                                                              2004           2004          March 31,
                                                          (Unaudited)     (Unaudited)         2004
                                                         -------------   -------------   -------------
Cash and cash equivalents                                $     122,263   $     122,729   $     102,604
Trade accounts receivable, net                                 141,752         137,155         145,920
Inventories                                                     89,779          90,836          86,662
Other assets                                                   507,918         509,137         517,742

                                                         -------------   -------------   -------------
    Total assets                                         $     861,712   $     859,857   $     852,928
                                                         =============   =============   =============

Trade payables, accruals and other current liabilities   $     144,825   $     155,031   $     149,352
Notes payable and other debt                                   282,715         285,165         287,383
Other liabilities                                               21,754          21,424          20,852
                                                         -------------   -------------   -------------
    Total liabilities                                          449,294         461,620         457,587

Stockholders' equity                                           412,418         398,237         395,341
                                                         -------------   -------------   -------------
    Total liabilities and stockholders' equity           $     861,712   $     859,857   $     852,928
                                                         =============   =============   =============

                                                                  SOLA International Inc.
                                                              Condensed Statements of Cash Flow
                                                                    (Amounts in thousands)
                                                                         (Unaudited)

                                                               Second Quarter    Second Quarter
                                                                   FY 2005           FY 2004
                                                               --------------    --------------
Net income                                                     $        9,241    $        6,683
Depreciation and amortization                                           7,083             6,228
Amortization of debt issuance costs                                       345               831
Non-cash portion of special charges                                       656                --
Changes in trading assets and liabilities                             (12,306)          (18,119)
                                                               --------------    --------------
    Net cash provided by/(used in) operating activities                 5,019            (4,377)
                                                               --------------    --------------

Disposal of joint ventures                                                 (0)               38
Capital expenditures                                                   (2,485)           (3,673)
Mold expenditures                                                      (1,004)           (1,276)
Other                                                                    (101)            1,669
                                                               --------------    --------------
    Net cash used in investing activities                              (3,590)           (3,242)
                                                               --------------    --------------

Proceeds from the exercise of stock options                               327             1,278
Payments on long-term debt, net                                          (526)             (104)
Repayment of bank debt                                                 (2,187)               --
Repayment of senior notes                                                (102)               --
                                                               --------------    --------------
    Net cash provided by/(used in) financing activities                (2,488)            1,174

Effect of exchange rate changes on cash and cash equivalents              593               227
                                                               --------------    --------------

    Net decrease in cash and equivalents                                 (466)           (6,218)
Cash and cash equivalents at beginning of period                      122,729            65,989
                                                               --------------    --------------
Cash and cash equivalents at end of period                     $      122,263    $       59,771
                                                               ==============    ==============

                                                                SOLA International Inc.
                                                          Condensed Statements of Cash Flow
                                                               (Amounts in thousands)
                                                                      (Unaudited)

                                                               First Half    First Half
                                                                 FY 2005      FY 2004
                                                               ----------    ----------
Net income                                                     $   18,645    $    7,201
Depreciation and amortization                                      14,196        12,338
Amortization of debt issuance costs                                   690         1,650
Loss on debt extinguishment                                            95            --
Non-cash portion of special charges                                 1,091            --
Changes in trading assets and liabilities                          (3,767)      (14,774)
                                                               ----------    ----------
    Net cash provided by operating activities                      30,950         6,415
                                                               ----------    ----------

Purchases of businesses                                                --          (888)
Capital expenditures                                               (4,104)       (6,753)
Mold expenditures                                                  (2,074)       (2,131)
Other                                                                 824         1,906
                                                               ----------    ----------
    Net cash used in investing activities                          (5,354)       (7,866)
                                                               ----------    ----------

Proceeds from the exercise of stock options                           418         2,767
Payments on long-term debt, net                                    (1,109)       (1,253)
Repayment of bank debt                                             (4,375)         (522)
Repayment of senior notes                                            (891)           --
                                                               ----------    ----------
    Net cash provided by/(used in) financing activities            (5,957)          992

Effect of exchange rate changes on cash and cash equivalents           20         1,551
                                                               ----------    ----------

    Net increase in cash and equivalents                           19,659         1,092
Cash and cash equivalents at beginning of period                  102,604        58,679
                                                               ----------    ----------
Cash and cash equivalents at end of period                     $  122,263    $   59,771
                                                               ==========    ==========

                                                                            SOLA International Inc.
                                                                 Reconciliation of Non-GAAP Financial Measures
                                                                (Amounts in thousands, except per share data)
                                                                                  (Unaudited)

                                                                       Second Quarter    Second Quarter
                                                                           FY 2005           FY 2004
                                                                       --------------    --------------
CALCULATION OF ADJUSTED NET INCOME:
Net income                                                             $        9,241     $        6,683
Adjustments to compute adjusted net income:
    Foreign currency loss on net long-term Euro-denominated debt                   --              1,146
    Pre-tax loss on special charges                                             2,604                 --
    Tax effect of adjustments                                                    (345)              (332)
                                                                       --------------     --------------
Adjusted net income                                                    $       11,500     $        7,497
                                                                       ==============     ==============

Adjusted net income per adjusted share-diluted                         $         0.35     $         0.30
                                                                       ==============     ==============


Weighted average common shares outstanding                                     32,204             24,905
Add: Effect of dilutive securities                                                320                389
                                                                       --------------     --------------
Adjusted weighted average common and dilutive securities outstanding           32,524             25,294
                                                                       ==============     ==============

CALCULATION OF ADJUSTED OPERATING INCOME:
Operating income, as reported                                          $       18,297     $       20,639
Adjustments to compute adjusted operating income:
    Special charges included in operating expenses                              2,604                 --
                                                                       --------------     --------------
Adjusted operating income                                              $       20,901     $       20,639
                                                                       ==============     ==============

Adjusted operating margin %                                                      12.6%              13.0%
                                                                       ==============     ==============

Adjusted operating income % growth over prior period                              1.3%
                                                                       ==============

CALCULATION OF ADJUSTED EBITDA:
Net income                                                             $        9,241     $        6,683
Net interest expense                                                            3,901              8,820
Income tax provision                                                            5,901              2,795
Amortization of debt issuance costs                                               345                831
Depreciation and amortization                                                   7,083              6,228
                                                                       --------------     --------------
EBITDA                                                                         26,471             25,357
Adjustments to compute adjusted EBITDA:
    Loss on early extinguishment of debt                                           --                 --
    Foreign currency gain                                                          --              1,146
    Special charges                                                             2,604                 --
                                                                       --------------     --------------
Adjusted EBITDA                                                        $       29,075     $       26,503
                                                                       ==============     ==============

Adjusted EBITDA margin %                                                         17.5%              16.7%
                                                                       ==============     ==============

Adjusted EBITDA % growth over prior period                                        9.7%
                                                                       ==============


                                                                       Second Quarter     Second Quarter
                                                                          FY 2005             FY 2004
                                                                       --------------    --------------
CALCULATION OF ADJUSTED EFFECTIVE TAX RATE
Income before provision for income
    taxes and minority interest                                        $       15,242     $        9,635

Adjustments to compute adjusted effective tax rate:
    Foreign currency loss on net long-term Euro-denominated debt                   --              1,146
    Special charges                                                             2,604                 --
                                                                       --------------     --------------
Adjusted income before provision for income
    taxes and minority interest                                        $       17,846     $       10,781
                                                                       ==============     ==============


Provision for income taxes, as reported                                $       (5,901)    $       (2,795)
Tax effect of adjustments                                                        (345)              (332)
                                                                       --------------     --------------
    Total adjusted provision for income taxes                          $       (6,246)    $       (3,127)
                                                                       ==============     ==============

Adjusted effective tax rate                                                      35.0%              29.0%
                                                                       ==============     ==============


                                                                       Second Quarter    Second Quarter
                                                                           FY 2005          FY 2004
                                                                       --------------    --------------
CALCULATION OF ADJUSTED OPERATING EXPENSE
Operating expenses, as reported                                        $       47,003    $       42,035
Less special charges included in operating expenses                            (2,604)               --
                                                                       --------------    --------------
Adjusted operating expense                                             $       44,399    $       42,035
                                                                       ==============    ==============

                                                                                SOLA International Inc.
                                                                      Reconciliation of Non-GAAP Financial Measures
                                                                       (Amounts in thousands, except per share data)
                                                                                    (Unaudited)

                                                                                       Second Quarter
                                                                                          FY 2005
                                                                                       --------------
CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
First Quarter 2005 accounts receivable, net as reported                                $      137,155
Impact of currency fluctuations on accounts receivable during period (a)                        2,201
                                                                                       --------------
First Quarter 2005 accounts receivable, net
    excluding currency impact                                                                 139,356

Second Quarter 2005 net trade accounts receivable, as reported                                141,752
                                                                                       --------------

Increase in trade accounts receivable, exclusive
    of foreign currency impact during period                                           $        2,396
                                                                                       ==============

CALCULATION OF CONSTANT CURRENCY INVENTORIES:
First Quarter 2005 inventories, as reported                                            $       90,836
Impact of currency fluctuations on inventories during period (a)                                1,173
                                                                                       --------------
First Quarter 2005 inventories,
    excluding currency impact                                                                  92,009

Second Quarter 2005 inventories, as reported                                                   89,779
                                                                                       --------------

Decrease in inventories, exclusive of
    foreign currency impact during period                                              $       (2,230)
                                                                                       ==============

                                                                                       Second Quarter    Second Quarter
                                                                                           FY 2005           FY 2004
                                                                                       --------------    --------------
SOLA INTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                                 $      166,242    $      158,663
Impact of currency fluctuations on net sales during period (a)                                     --             6,836
                                                                                       --------------    --------------
Net sales, excluding currency impact                                                   $      166,242    $      165,499
                                                                                       ==============    ==============

Constant currency net sales % growth over prior period                                            0.4%
                                                                                       ==============

"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                                 $       66,895    $       68,574
Impact of currency fluctuations on net sales during period (a)                                     --              (121)
                                                                                       --------------    --------------
Net sales, excluding currency impact                                                   $       66,895    $       68,453
                                                                                       ==============    ==============

Constant currency net sales % growth over prior period                                           -2.3%
                                                                                       ==============

"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                                 $       67,380    $       60,402
Impact of currency fluctuations on net sales during period (a)                                     --             5,836
                                                                                       --------------    --------------
Net sales, excluding currency impact                                                   $       67,380    $       66,238
                                                                                       ==============    ==============

Constant currency net sales % growth over prior period                                            1.7%
                                                                                       ==============

"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                                 $       31,967    $       29,687
Impact of currency fluctuations on net sales during period (a)                                     --             1,121
                                                                                       --------------    --------------
Net sales, excluding currency impact                                                   $       31,967    $       30,808
                                                                                       ==============    ==============

Constant currency net sales % growth over prior period                                            3.8%
                                                                                       ==============

                                                                                       Second Quarter    Second Quarter
                                                                                           FY 2005          FY 2004
                                                                                       --------------    --------------
CALCULATION OF CONSTANT CURRENCY PRESCRIPTION LABORATORY SALES, EXCLUDING
ACQUISITIONS AND DISPOSITIONS:
Net prescription laboratory sales, as reported                                         $       64,004     $       53,950
Less impact of acquisitions and dispositions                                                   (3,009)              (582)
                                                                                       --------------     --------------
Net prescription laboratory sales, excluding impact of acquisitions and dispositions           60,995             53,368

Impact of currency fluctuations on net sales during period (a)                                     --              3,652
                                                                                       --------------     --------------
Net prescription laboratory sales, excluding currency impact                           $       60,995     $       57,020
                                                                                       ==============     ==============

Constant currency net sales % growth over prior period                                            7.0%
                                                                                       ==============

(a) Based on Second Quarter 2005 monthly average exchange rates

                                                                       SOLA International Inc.
                                                              Reconciliation of Non-GAAP Financial Measures
                                                              (Amounts in thousands, except per share data)
                                                                              (Unaudited)

                                                                                      First Half
                                                                       First Half       2004
                                                                          2005         Restated
                                                                       ----------     ----------
CALCULATION OF ADJUSTED NET INCOME:
Net income, as reported                                                $   18,645     $    7,201
Adjustments to compute adjusted net income:
    Foreign currency loss on net long-term Euro-denominated debt               --         10,956
    Pre-tax loss on early extinguishment of debt                               95             --
    Pre-tax loss on special charges                                         3,622             --
    Tax effect of adjustments                                                (382)        (3,177)
                                                                       ----------     ----------
Adjusted net income                                                    $   21,980     $   14,980
                                                                       ==========     ==========

Adjusted net income per adjusted share-diluted                         $     0.68     $     0.59
                                                                       ==========     ==========

Adjusted weighted average common and dilutive securities outstanding       32,558         25,192
                                                                       ==========     ==========

CALCULATION OF ADJUSTED OPERATING INCOME:
Operating income, as reported                                          $   36,706     $   40,455
Adjustments to compute adjusted operating income:
    Special charges included in operating expenses                          3,622             (0)
                                                                       ----------     ----------
Adjusted operating income                                              $   40,328     $   40,455
                                                                       ==========     ==========

Adjusted operating margin %                                                  12.2%          12.9%
                                                                       ==========     ==========

Adjusted operating income % decline over prior period                        -0.3%
                                                                       ==========

CALCULATION OF ADJUSTED EBITDA:

Net income                                                             $   18,645     $    7,201
Net interest expense                                                        7,792         17,654
Income tax provision                                                       11,547          3,085
Amortization of debt issuance costs                                           690          1,650
Depreciation and amortization                                              14,196         12,338
                                                                       ----------     ----------
EBITDA                                                                     52,870         41,928
Adjustments to compute adjusted EBITDA:
    Loss on early extinguishment of debt                                       95             --
    Foreign currency gain/(loss)                                           (1,548)        12,165
    Special charges                                                         3,622             --
                                                                       ----------     ----------
Adjusted EBITDA                                                        $   55,039     $   54,093
                                                                       ==========     ==========

Adjusted EBITDA margin %                                                     16.6%          17.3%
                                                                       ==========     ==========

Adjusted EBITDA % growth over prior period                                    1.8%
                                                                       ==========

CALCULATION OF ADJUSTED EFFECTIVE TAX RATE
Income before provision for income
    taxes and minority interest                                        $   30,367     $   10,636

Adjustments to compute adjusted effective tax rate:
    Foreign currency loss on net long-term Euro-denominated debt               --         10,956
    Loss on early extinguishment of debt                                       --             --
    Special charges                                                         3,622             --
                                                                       ----------     ----------
Adjusted income before provision for income
    taxes and minority interest                                        $   33,989     $   21,592
                                                                       ==========     ==========


Provision for income taxes, as reported                                $   11,547     $    3,085
Tax effect of adjustments                                                     382          3,177
                                                                       ----------     ----------
    Total adjusted provision for income taxes                          $   11,929     $    6,262
                                                                       ==========     ==========

Adjusted effective tax rate                                                  35.0%          29.0%
                                                                       ==========     ==========


                                                                                       SOLA International Inc.
                                                                         Reconciliation of Non-GAAP Financial Measures
                                                                         (Amounts in thousands, except per share data)
                                                                                             (Unaudited)


                                                                                First Half
                                                                                  FY 2005
                                                                                ----------
CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
Fourth Quarter 2004 accounts receivable, net as reported                        $  145,920
Impact of currency fluctuations on accounts receivable during period (a)            (2,309)
                                                                                ----------
Fourth Quarter 2004 accounts receivable, net
    excluding currency impact                                                      143,611

Second Quarter 2005 net trade accounts receivable, as reported                     141,752
                                                                                ----------

Decrease in trade accounts receivable, exclusive
    of foreign currency impact during period                                    $   (1,859)
                                                                                ==========

CALCULATION OF CONSTANT CURRENCY INVENTORIES:
Fourth Quarter 2004 inventories, as reported                                    $   86,662
Impact of currency fluctuations on inventories during period (a)                    (2,164)
                                                                                ----------
Fourth Quarter 2004 inventories,
    excluding currency impact                                                       84,498

Second Quarter 2005 inventories, as reported                                        89,779
                                                                                ----------

Inecrease in inventories, exclusive of
    foreign currency impact during period                                       $    5,281
                                                                                ==========

(a) Based on First Half 2005 monthly average exchange rates

                                                                                First Half         First Half
                                                                                   2005               2004
                                                                                ----------         ----------
SOLAINTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                          $  331,397         $  312,642
Impact of currency fluctuations on net sales during period (e)                          --             12,318
                                                                                ----------         ----------
Fiscal year 2005 net sales, excluding currency impact                           $  331,397         $  324,960
                                                                                ==========         ==========

Constant currency net sales % growth over prior period                                 2.0%
                                                                                ==========

"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                          $  133,959         $  135,598
Impact of currency fluctuations on net sales during period (e)                          --               (260)
                                                                                ----------         ----------
Fiscal year 2004 net sales, excluding currency impact                           $  133,959         $  135,338
                                                                                ==========         ==========

Constant currency net sales % growth over prior period                                -1.0%
                                                                                ==========

"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                          $  135,724         $  121,632
Impact of currency fluctuations on net sales during period (e)                          --             10,105
                                                                                ----------         ----------
Fiscal year 2004 net sales, excluding currency impact                           $  135,724         $  131,737
                                                                                ==========         ==========

Constant currency net sales % growth over prior period                                 3.0%
                                                                                ==========

"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                          $   61,714         $   55,412
Impact of currency fluctuations on net sales during period (e)                          --              2,473
                                                                                ----------         ----------
Fiscal year 2004 net sales, excluding currency impact                           $   61,714         $   57,885
                                                                                ==========         ==========

Constant currency net sales % growth over prior period                                 6.6%
                                                                                ==========

(e) Based on the fiscal year 2004 monthly average exchange rates

                                                                     SOLA International Inc.
                                                          Reconciliation of Non-GAAP Financial Measures
                                                                      Calculation of Net Debt
                                                                     (Amounts in thousands)
                                                                            (Unaudited)

                                                                  September 30,       March 31,
                                                                      2004              2004
                                                                  --------------    -------------
CALCULATION OF NET DEBT:
Short-term debt                                                   $      14,025     $      11,933
Long-term debt                                                          268,690           275,450
Less: Cash                                                             (122,263)         (102,604)
                                                                  -------------     -------------
Net debt                                                          $     160,452     $     184,779
                                                                  =============     =============

CALCULATION OF ADJUSTED FISCAL 2005 CASH TAX RATE
Estimated fiscal 2005 income before provision for income
    taxes and minority interest                                   $      76,000
Adjusted effective tax rate                                                35.0%
                                                                  -------------

Total adjusted provision for income taxes                                26,600
Adjustments to compute adjusted fiscal 2005 cash tax provision:
    Utilization of deferred tax assets                                   (9,798)
                                                                  -------------
Adjusted fiscal 2005 cash tax provision:                          $      16,802
                                                                  =============

    Total adjusted fiscal 2005 cash tax rate                               22.1%
                                                                  =============